Exhibit 4.10

Second Amendment to the

Thomas Group, Inc. 401(k) Savings Plan

Thomas Group, Inc., hereinafter referred to as the “Plan Sponsor,” makes this Amendment, generally effective March 28, 2005, unless otherwise stated.

WHEREAS, the Employer has previously established the Thomas Group, Inc. 401(k) Savings Plan, hereinafter referred to as the “Plan,” for the benefit of eligible employees and their beneficiaries; and

WHEREAS, pursuant to Section 8.03 of the Plan, the Plan Sponsor is authorized to amend the Plan; and

NOW, THEREFORE, pursuant to Section 8.03 of the Plan, the following amendment is hereby made and shall be generally effective March 28, 2005, unless otherwise stated:

1.     Section 3.03 Employer Matching Account, subsection (c) Application of Forfeitures, is amended in its entirety to read as follows:

(c)  Application of Forfeitures

Forfeitures from a Participant’s Employer Matching Account shall be used to reduce plan expenses or reduce Employer Matching Contributions in the Plan Year in which the Forfeitures are determined to occur.

2.     Section 7.07 Timing and Form of Benefit Payments, subsection (b) Form of Benefit Payment, is amended in its entirety to read as follows:

(b)  Form of Benefit Payment

The form of benefit will be a single sum payment, unless the Participant elects to receive his benefit in the form of a direct transfer pursuant to Section 7.09.

Notwithstanding the foregoing, if a terminated Participant’s total Vested Accrued Benefit is not in excess of $5,000, excluding that portion of the account balance attributable to rollover contributions (and earnings allocable thereto), such Participant’s Vested Accrued Benefit will be payable in a single sum payment of the entire amount of his Vested Accrued Benefit.  The Plan Administrator may, in accordance with a policy that does not discriminate among Participants, establish periodic times when the Plan Administrator will direct the distribution of such amounts without the request or approval of the Participant.  For Accrued Benefits that are subject to the Qualified Annuity rules, this paragraph will not apply after the Annuity Starting Date.

In the event of such an involuntary distribution that is made without the request or approval of the Participant, if the amount of the distribution is in excess of $1,000, the Plan Administrator shall pay the distribution as a direct rollover to an individual retirement plan designated by the Plan Administrator.

IN WITNESS WHEREOF, the Plan Sponsor, has caused this instrument to be executed as of the date specified below.

THOMAS GROUP, INC.

Dated:	December 20, 2005	By:	/s/ DAVID ENGLISH

		Its:	CFO

Resolution

Thomas Group, Inc.

WHEREAS, Thomas Group, Inc. (the “Plan Sponsor”) has previously established the Thomas Group, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of eligible employees and their beneficiaries; and

WHEREAS, pursuant to Section 8.03 of the Plan, the Board of Directors (the “Board”) of the Plan Sponsor is authorized to amend the Plan on its behalf; and

NOW, THEREFORE BE IT RESOLVED, the Plan is hereby amended to be generally effective as of March 28, 2005, unless otherwise specifically stated;

RESOLVED, that the officers of Thomas Group, Inc., be authorized on its behalf to execute said amendment, together with any and all other instruments of any kind or character required and to take such further action as may be necessary to maintain said plan.

IN WITNESS WHEREOF, the Plan Sponsor has caused this instrument to be executed as of the date specified below.

THOMAS GROUP, INC.

Dated:	December 20, 2005	By:	/s/ JAMES T. TAYLOR

* * * * * * * * * * * * * * * * * * * *

I, JAMES T. TAYLOR, Secretary, do hereby certify that the above and foregoing is a true and correct copy of an original resolution unanimously adopted by the Board, at their meeting held on the 20 day of December, 2005.

/s/ JAMES T. TAYLOR
Secretary